August 3, 2011

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES SIX MONTH 2011 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the six month period ended June 30, 2011.  Net income attributable to Leucadia National Corporation common shareholders for the six month period ended June 30, 2011 was $196,816,000 ($.80 per diluted common share) compared to net loss attributable to Leucadia National Corporation common shareholders for 2010 of $43,665,000 ($.18 per diluted common share).

For more information on the Company’s results of operations for the first half of 2011, please see the Company’s Form 10-Q for the six months ended June 30, 2011, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Six Month
	Period Ended June 30,		Period Ended June 30,
	2011	2010	2011	2010

Revenues and other income	$753,441	$289,200	$1,037,475	$548,495

Net securities gains	$529,637	$71,413	$531,940	$170,480

Income from continuing operations before income taxes and
losses related to associated companies	$519,192	$80,295	$598,722	$128,135

Income taxes	190,108	4,665	229,161	7,367

Income from continuing operations before losses related to
associated companies	329,084	75,630	369,561	120,768

Losses related to associated companies, net of taxes	(145,796)	(321,922)	(173,844)	(170,728)

Income (loss) from continuing operations	183,288	(246,292)	195,717	(49,960)

Income from discontinued operations, including gain on
disposal, net of taxes	3,170	10,014	1,527	5,187

Net income (loss)	186,458	(236,278)	197,244	(44,773)

Net (income) loss attributable to the noncontrolling interest	(149)	1,134	(428)	1,108

Net income (loss) attributable to
Leucadia National Corporation common shareholders	$186,309	$(235,144)	$196,816	$(43,665)

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.75	$(1.01)	$.80	$(.20)
Income from discontinued operations, including
gain on disposal	.01	.04	.01	.02
Net income (loss)	$.76	$(.97)	$.81	$(.18)

Number of shares in calculation	244,521	243,312	244,290	243,302

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income (loss) from continuing operations	$.74	$(1.01)	$.79	$(.20)
Income from discontinued operations, including
gain on disposal	.01	.04	.01	.02
Net income (loss)	$.75	$(.97)	$.80	$(.18)

Number of shares in calculation	249,026	243,312	248,971	243,302